UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.   20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 17, 2006

ADVANCED POWER TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-16047	93-0875072
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

405 SW Columbia Street,
Bend, Oregon 97702

(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code:

(541) 382-8028

Check the appropriate box below if the Form 8- filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities

As announced in our media release attached hereto as Exhibit 99.1, on February 17, 2006 Advanced Power Technology, Inc. finalized its decision and announced to employees the planned closure of its facility in Montgomeryville, Pennsylvania. The business management functions and remaining manufacturing activities currently located in Montgomeryville will be transferred to our facility in Santa Clara, California.  This action is in addition to the actions announced on July 21, 2005 in our second quarter 2005 earnings release, which included the increased use of offshore manufacturing subcontractors. We expect that this restructuring action will be completed over the next twelve months and will lead to an additional reduction of approximately 8% of our total workforce.  We estimate that this restructuring action will result in pretax restructuring charges of approximately $440,000 over the 12 month time frame.  The charges will include one-time severance costs of approximately $320,000 to be settled in cash, and non-cash charges related to other exit costs of approximately $120,000. Our media release attached hereto as Exhibit 99.1 is being furnished under Item 2.05 of Form 8-K.

Item 9.01 Financial Statements and Exhibits

(d)                                 Exhibits

Exhibit No.	Description
99.1	Media Release dated February 23, 2006, “Advanced Power Technology Announces Additional Consolidation Action.”

SIGNATURES

Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned; thereunto duly authorized this 23rd day of February, 2006.

ADVANCED POWER TECHNOLOGY, INC.

BY: /s/ GREG M. HAUGEN

Greg M. Haugen
Vice President, Finance and Administration,
Chief Financial Officer and Secretary
(Principal Financial Officer)